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                                                Filed Pursuant to Rule 424(B)(3)
                                                     Registration No.: 333-42530

                                 eSYLVAN, INC.
                                34 Market Place
                          Baltimore, Maryland  21202

February 22, 2001

Dear Franchise Owner:

     On Thursday, February 22nd, we received a large volume of responses to the eSylvan stock offering via regular mail and overnight delivery. To ensure that each franchise owner who wishes to participate in the offering has the opportunity to do so, the Board of Directors of eSylvan, Inc. has determined to extend the termination date of the offering from Thursday, February 22, 2001 to Friday, March 2, 2001. If you are participating in the stock offering, we must have received all fully signed copies of the Subscription Agreement and
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Participation Agreement by close of business Friday, March 2nd.  The vast majority of all franchise owners have now sent in their signed agreements, and if you are among them, we thank you for your support.

     Very truly yours,


     David Graves
     President, eSylvan, Inc.



The date of this Prospectus Supplement is February 22, 2001. This Prospectus Supplement supplements the Prospectus dated December 20, 2000.